Exhibit 23.1
CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the use of our report dated January 31, 2005 with respect to the consolidated financial statements of CCI Telecom, Inc. and Subsidiaries for the year ended March 31, 2004 included in the current report of Form 8-K/A dated May 9, 2005 of Charys Holding Company, Inc. filed with the Securities and Exchange Commission.

/s/

PADGETT, STRATEMANN & CO., L.L.P.
San Antonio, Texas
May 9, 2005


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